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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under
Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

FRANKLIN COVEY CO.
(Name of Subject Company (Issuer))

FRANKLIN COVEY CO.
(Name of Filing Person (Issuer))

COMMON STOCK, $0.05 PAR VALUE PER SHARE
(Title of Class of Securities)

353469109
(CUSIP Number of Class of Securities)

Robert A. Whitman
Chairman and Chief Executive Officer
Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, UT 84119-2331
(801) 817-1776
(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications on Behalf of the Filing Person(s))

With a copy to:
Nolan S. Taylor
David Marx
Dorsey & Whitney LLP
136 South Main Street, 10th Floor
Salt Lake City, UT 84101
(801) 933-7360

CALCULATION OF FILING FEE

TRANSACTION VALUATION*	AMOUNT OF FILING FEE**

$34,999,982.50	$3,524.50

*
Estimated solely for purposes of calculating the filing fee only, this amount is based on the purchase of 1,971,830 shares of common stock at the maximum tender offer price of $17.75.

**
The amount of the filing fee calculated in accordance with Rule 0-11 of the Exchange Act, equals 100.70 per million of the value of the transaction.
☐
Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	N/A	Filing Party:	N/A
Form or Registration No.:	N/A	Date Filed:	N/A
☐
Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1	☐	going-private transaction subject to Rule 13e-3
☒	issuer tender offer subject to Rule 13e-4	☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer.    ☐

 Schedule TO

        This Issuer Tender Offer Statement on Schedule TO (this "Schedule TO") relates to the offer by Franklin Covey Co., a Utah corporation (the "Company"), to purchase for cash up to $35,000,000 in value of shares of its common stock, $0.05 par value per share ("common stock"), at a price not greater than $17.75 per share nor less than $15.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 14, 2015 (the "Offer to Purchase"), a copy of which is attached hereto as Exhibit (a)(1)(A), and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the "Offer"), a copy of which is attached hereto as Exhibit (a)(1)(B). The information contained in the Offer to Purchase and the related Letter of Transmittal is incorporated herein by reference in response to items 1 through 11 of this Schedule TO.

Item 12.    Exhibits

(a)(1)(A)	*	Offer to Purchase dated December 14, 2015.

(a)(1)(B)	*	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

(a)(1)(C)	*	Notice of Guaranteed Delivery.

(a)(1)(D)	*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)	*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(F)	*	Letter to Participants in the Employee Stock Purchase Plan.

(a)(1)(G)	*	Withdrawal Form to the Participants in the Employee Stock Purchase Plan.

(a)(1)(H)	*	Letter to Shareholders.

(a)(2)		Not applicable.

(a)(3)		Not applicable.

(a)(4)		Not applicable.

(a)(5)(1)		Press Release dated December 8, 2015.(1)

(a)(5)(2)	*	Press Release dated December 14, 2015.

(b)(1)		Amended and Restated Credit Agreement by and between JPMorgan Chase Bank, N.A. and Franklin Covey Co., dated March 14, 2011.(2)

(b)(2)		Amended and Restated Security Agreement by and among Franklin Covey Co., Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc., and JPMorgan Chase Bank, N.A., dated March 14, 2011.(2)

(b)(3)		Amended and Restated Repayment Guaranty by and among Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc., and JPMorgan Chase Bank, N.A., dated March 14, 2011.(2)

(b)(4)		Secured Promissory Note between Franklin Covey Co. and JPMorgan Chase Bank, N.A. for $10.0 million revolving loan, dated March 14, 2011.(2)

(b)(5)		First Modification Agreement by and among JPMorgan Chase Bank, N.A. and Franklin Covey Co., dated March 13, 2012.(3)

(b)(6)		Consent and Agreement of Guarantor by and between Franklin Covey Co., Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc. and JPMorgan Chase Bank, N.A., dated March 13, 2012.(3)

(b)(7)		Second Modification Agreement by and among JPMorgan Chase Bank, N.A. and Franklin Covey Co., dated June 15, 2012.(4)

(b)(8)		Consent and Agreement of Guarantor by and between Franklin Covey Co., Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc. and JPMorgan Chase Bank, N.A., dated June 15, 2012.(4)

(b)(9)		Third Modification Agreement by and among JPMorgan Chase Bank, N.A. and Franklin Covey Co. dated March 25, 2013.(5)

(b)(10)		Consent and Agreement of Guarantor by and between JPMorgan Chase Bank, N.A. and Franklin Covey Co. dated March 25, 2013.(5)

(b)(11)		Fourth Modification Agreement by and among JPMorgan Chase Bank, N.A. and Franklin Covey Co. dated March 31, 2015.(6)

(b)(12)		Consent and Agreement of Guarantor by and between JPMorgan Chase Bank, N.A. and Franklin Covey Co. dated March 31, 2015.(6)

(c)		Not applicable.

(d)(1)		Amended and Restated Shareholders Agreement dated March 8, 2005, between the Company and Knowledge Capital Investment Group.(7)

(d)(2)		Amended and Restated Registration Rights Agreement dated March 8, 2005, between the Company and Knowledge Capital Investment Group.(7)

(d)(3)		Form of Warrant to purchase shares of common stock issued by the Company to holders of shares of Series A Preferred Stock other than Knowledge Capital Investment Group.(7)

(d)(4)		Warrant dated March 8, 2005, to purchase 5,913,402 shares of common stock issued by the Company to Knowledge Capital Investment Group.(7)

(d)(5)		Franklin Covey Co. Amended and Restated 2000 Employee Stock Purchase Plan.(8)

(d)(6)		Franklin Covey Co. 2004 Employee Stock Purchase Plan.(9)

(d)(7)		Franklin Covey Co. Second Amended and Restated 1992 Stock Incentive Plan.(10)

(d)(8)	*	Letter Agreement with Knowledge Capital, dated December 14, 2015.

(d)(9)		Forms of Nonstatutory Stock Options.(11)

(d)(10)		Redemption Extension Voting Agreement between Franklin Covey Co. and Knowledge Capital Investment Group, dated October 20, 2005.(12)

(d)(11)		Agreement dated July 26, 2011, between Franklin Covey Co., and Knowledge Capital Investment Group.(13)

(d)(12)		Form of Change in Control Severance Agreement.(14)

(d)(13)		Franklin Covey Co. 2015 Omnibus Incentive Plan.(15)

(e)		Not applicable.

(f)		Not applicable.

(g)		Not applicable.

(h)		Not applicable.

*
Filed herewith.

(1)
Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the Commission on December 8, 2015. (File No. 001-11107).

(2)
Incorporated by reference to Report on Form 8-K filed with the Commission on March 17, 2011. (File No. 001-11107).

(3)
Incorporated by reference to Report on Form 8-K filed with the Commission on March 15, 2012. (File No. 001-11107).

(4)
Incorporated by reference to Report on Form 10-Q filed July 10, 2008, for the Quarter ended May 31, 2008. (File No. 001-11107).

(5)
Incorporated by reference to Report on Form 8-K filed with the Commission on March 27, 2013. (File No. 001-11107).

(6)
Incorporated by reference to Report on Form 8-K filed with the Commission on April 2, 2015. (File No. 001-11107).

(7)
Incorporated by reference to Exhibit 99.1, Exhibit 99.2, Exhibit 99.4 and Exhibit 99.5 to the Company's Current Report on Form 8-K filed with the Commission on March 10, 2005. (File No. 001-11107).

(8)
Incorporated by reference to the Company's Report on Form S-8 filed with the Commission on May 31, 2000, Registration No. 333-38172.

(9)
Incorporated by reference as Appendix A to the Company's Definitive Proxy Statement filed with the Commission on February 1, 2005. (File No. 001-11107).

(10)
Incorporated by reference to Registration Statement on Form S-1 filed with the Commission on January 3, 1994, Registration No. 33-73728.

(11)
Incorporated by reference to Registration Statement on Form S-1 filed with the Commission on April 17, 1992, Registration No. 33-47283.

(12)
Incorporated by reference to Report on Form 8-K filed with the Commission on October 24, 2005. (File No. 001-11107).

(13)
Incorporated by reference to Report on Form 8-K filed with the Commission on July 28, 2011. (File No. 001-11107).

(14)
Incorporated by reference to Report on Form 8-K filed with the Commission on March 14, 2012. (File No. 001-11107).

(15)
Incorporated by reference to Definitive Proxy Statement on Form DEF 14A (Appendix A) filed with the Commission on December 22, 2014. (File No. 001-11107).

Item 13.    Information required by Schedule 13E-3

        Not applicable.

 SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

FRANKLIN COVEY CO.
By:	/s/ ROBERT A. WHITMAN
	Name:	Robert A. Whitman
	Title:	Chairman and Chief Executive Officer

Dated: December 14, 2015

 EXHIBIT INDEX

Exhibit No.		Exhibit
(a)(1)(A)	*	Offer to Purchase dated December 14, 2015.

(a)(1)(B)	*	Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9).

(a)(1)(C)	*	Notice of Guaranteed Delivery.

(a)(1)(D)	*	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(E)	*	Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(a)(1)(F)	*	Letter to Participants in the Employee Stock Purchase Plan.

(a)(1)(G)	*	Withdrawal Form to the Participants in the Employee Stock Purchase Plan.

(a)(1)(H)	*	Letter to Shareholders.

(a)(2)		Not applicable.

(a)(3)		Not applicable.

(a)(4)		Not applicable.

(a)(5)(1)		Press Release dated December 8, 2015.(1)

(a)(5)(2)	*	Press Release dated December 14, 2015.

(b)(1)		Amended and Restated Credit Agreement by and between JPMorgan Chase Bank, N.A. and Franklin Covey Co., dated March 14, 2011.(2)

(b)(2)		Amended and Restated Security Agreement by and among Franklin Covey Co., Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc., and JPMorgan Chase Bank, N.A., dated March 14, 2011.(2)

(b)(3)		Amended and Restated Repayment Guaranty by and among Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc., and JPMorgan Chase Bank, N.A., dated March 14, 2011.(2)

(b)(4)		Secured Promissory Note between Franklin Covey Co. and JPMorgan Chase Bank, N.A. for $10.0 million revolving loan, dated March 14, 2011.(2)

(b)(5)		First Modification Agreement by and among JPMorgan Chase Bank, N.A. and Franklin Covey Co., dated March 13, 2012.(3)

(b)(6)		Consent and Agreement of Guarantor by and between Franklin Covey Co., Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc. and JPMorgan Chase Bank, N.A., dated March 13, 2012.(3)

(b)(7)		Second Modification Agreement by and among JPMorgan Chase Bank, N.A. and Franklin Covey Co., dated June 15, 2012.(4)

(b)(8)		Consent and Agreement of Guarantor by and between Franklin Covey Co., Franklin Development Corporation, Franklin Covey Travel, Inc., Franklin Covey Client Sales, Inc. and JPMorgan Chase Bank, N.A., dated June 15, 2012.(4)

(b)(9)		Third Modification Agreement by and among JPMorgan Chase Bank, N.A. and Franklin Covey Co. dated March 25, 2013.(5)

Exhibit No.		Exhibit
(b)(10)		Consent and Agreement of Guarantor by and between JPMorgan Chase Bank, N.A. and Franklin Covey Co. dated March 25, 2013.(5)

(b)(11)		Fourth Modification Agreement by and among JPMorgan Chase Bank, N.A. and Franklin Covey Co. dated March 31, 2015.(6)

(b)(12)		Consent and Agreement of Guarantor by and between JPMorgan Chase Bank, N.A. and Franklin Covey Co. dated March 31, 2015.(6)

(c)		Not applicable.

(d)(1)		Amended and Restated Shareholders Agreement dated March 8, 2005, between the Company and Knowledge Capital Investment Group.(7)

(d)(2)		Amended and Restated Registration Rights Agreement dated March 8, 2005, between the Company and Knowledge Capital Investment Group.(7)

(d)(3)		Form of Warrant to purchase shares of common stock issued by the Company to holders of shares of Series A Preferred Stock other than Knowledge Capital Investment Group.(7)

(d)(4)		Warrant dated March 8, 2005, to purchase 5,913,402 shares of common stock issued by the Company to Knowledge Capital Investment Group.(7)

(d)(5)		Franklin Covey Co. Amended and Restated 2000 Employee Stock Purchase Plan.(8)

(d)(6)		Franklin Covey Co. 2004 Employee Stock Purchase Plan.(9)

(d)(7)		Franklin Covey Co. Second Amended and Restated 1992 Stock Incentive Plan.(10)

(d)(8)	*	Letter Agreement with Knowledge Capital, dated December 14, 2015.

(d)(9)		Forms of Nonstatutory Stock Options.(11)

(d)(10)		Redemption Extension Voting Agreement between Franklin Covey Co. and Knowledge Capital Investment Group, dated October 20, 2005.(12)

(d)(11)		Agreement dated July 26, 2011, between Franklin Covey Co., and Knowledge Capital Investment Group.(13)

(d)(12)		Form of Change in Control Severance Agreement.(14)

(d)(13)		Franklin Covey Co. 2015 Omnibus Incentive Plan.(15)

(e)		Not applicable.

(f)		Not applicable.

(g)		Not applicable.

(h)		Not applicable.

*
Filed herewith.

(1)
Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the Commission on December 8, 2015. (File No. 001-11107).

(2)
Incorporated by reference to Report on Form 8-K filed with the Commission on March 17, 2011. (File No. 001-11107).

(3)
Incorporated by reference to Report on Form 8-K filed with the Commission on March 15, 2012. (File No. 001-11107).

(4)
Incorporated by reference to Report on Form 10-Q filed July 10, 2008, for the Quarter ended May 31, 2008. (File No. 001-11107).

(5)
Incorporated by reference to Report on Form 8-K filed with the Commission on March 27, 2013. (File No. 001-11107).

(6)
Incorporated by reference to Report on Form 8-K filed with the Commission on April 2, 2015. (File No. 001-11107).

(7)
Incorporated by reference to Exhibit 99.1, Exhibit 99.2, Exhibit 99.4 and Exhibit 99.5 to the Company's Current Report on Form 8-K filed with the Commission on March 10, 2005. (File No. 001-11107).

(8)
Incorporated by reference to the Company's Report on Form S-8 filed with the Commission on May 31, 2000, Registration No. 333-38172.

(9)
Incorporated by reference as Appendix A to the Company's Definitive Proxy Statement filed with the Commission on February 1, 2005. (File No. 001-11107).

(10)
Incorporated by reference to Registration Statement on Form S-1 filed with the Commission on January 3, 1994, Registration No. 33-73728.

(11)
Incorporated by reference to Registration Statement on Form S-1 filed with the Commission on April 17, 1992, Registration No. 33-47283.

(12)
Incorporated by reference to Report on Form 8-K filed with the Commission on October 24, 2005. (File No. 001-11107).

(13)
Incorporated by reference to Report on Form 8-K filed with the Commission on July 28, 2011. (File No. 001-11107).

(14)
Incorporated by reference to Report on Form 8-K filed with the Commission on March 14, 2012. (File No. 001-11107).

(15)
Incorporated by reference to Definitive Proxy Statement on Form DEF 14A (Appendix A) filed with the Commission on December 22, 2014. (File No. 001-11107).

QuickLinks

Schedule TO
  Item 12. Exhibits
  Item 13. Information required by Schedule 13E-3
SIGNATURE
EXHIBIT INDEX